Exhibit 99.1


                  Pactiv Fourth Quarter Sales Rise 12 Percent;
                  EPS from Continuing Operations Reaches $0.30;
                       Reports Significant Free Cash Flow


     LAKE FOREST, Ill.--(BUSINESS WIRE)--Jan. 23, 2006--For the quarter ended December 31, 2005, Pactiv Corporation (NYSE:PTV) today announced that income from continuing operations was $43 million, or $0.30 per share, compared with $42 million, or $0.28 per share, in 2004. Excluding restructuring and other charges taken in 2004, earnings per share in 2005 were $0.30, even with 2004, as price and volume gains offset higher raw material, operating, and selling, general and administrative (SG&A) expenses. Net income including discontinued operations was $35 million, or $0.25 per share, compared with $47 million, or $0.31 per share, in 2004. Sales from continuing operations rose 12 percent to $741 million from $663 million based on an 8-percent pricing impact and 4-percent volume growth.
     "We posted solid results with good volume in the fourth quarter despite a trying industry-wide operating environment. Raw material costs were up sharply, and we faced difficulty with resin supply due to petrochemical outages from the Gulf Coast hurricanes. Nevertheless, we managed the business to minimize the impact on customers and significantly lowered inventory, which we expect to replenish in the first quarter," said Richard L. Wambold, Pactiv's chairman and chief executive officer.
     Free cash flow from continuing operations in the fourth quarter was $57 million, bringing full-year free cash flow to $159 million after approximately $15 million in after-tax payments related to the previously discussed Tenneco Packaging litigation settlement. During the quarter the Company repurchased 2.1 million shares of its common stock. For the full year, the Company repurchased
8.6 million shares of its stock and reduced debt $468 million.
     Fourth quarter gross margin was 27.1 percent, even with 2004. Operating margin was 11.6 percent compared with 12.5 percent. Excluding restructuring and other charges in 2004, operating margin in 2005 was 11.6 percent compared with
13.4 percent as the impact of higher pricing was offset by higher raw material, operating, and SG&A costs.
     For the full year 2005, sales from continuing operations increased 8 percent to $2.76 billion from $2.54 billion on flat volume. Income from continuing operations was $143 million, or $0.96 per share, compared with $138 million, or $0.90 per share, in 2004. Excluding restructuring and other charges in both years, income from continuing operations was $147 million, or $0.99 per share, compared with $188 million, or $1.22 per share. Net income including discontinued operations was $54 million, or $0.36 per share, compared with $155 million, or $1.01 per share, in 2004. Net income in 2005 includes a loss from discontinued operations of $89 million, or $0.60 per share, which includes a net goodwill impairment of $36 million, estimated tax expense of $5 million on unremitted foreign earnings, an estimated $21 million net loss on the divestiture, and $9 million of transaction-related expenses.
     Gross margin was 26.2 percent compared with 29.4 percent in 2004, and operating margin excluding restructuring and other charges was 11.1 percent compared with 14.8 percent. The declines primarily reflect the impact of higher raw material costs, new product launch costs, and higher manufacturing and logistics expenses, partially offset by price increases.

     Business Segment Results

     Hefty(R) Consumer Products

     Fourth quarter sales of $277 million increased 7 percent from $259 million, reflecting flat volume. As occurred in the third quarter, volume trends in the fourth quarter improved in foam tableware and waste bags. Sales of Hefty(R) Serve 'n Store(R) plates and bowls and Hefty(R) Easy Grip(TM) party cups, which were introduced early in 2005, continued on plan in the fourth quarter.
     Operating income was $37 million compared with $46 million in 2004 primarily reflecting new product launch costs and higher manufacturing and logistics costs. Operating margin was 13.4 percent compared with 17.8 percent in 2004, and 10.1 percent in the third quarter.
     For the full year, sales of $989 million rose 6 percent from $934 million as volume improved in the second half, and limited the decline to 1-percent for the year. Operating income was $112 million compared with $175 million in 2004. Excluding restructuring and other charges in both years, operating income was $113 million in 2005 compared with $179 million in 2004. On the same basis, operating margin was 11.4 percent compared with 19.2 percent.

     Foodservice/Food Packaging

     Fourth quarter sales of $464 million rose 15 percent from $404 million. A 6-percent volume increase reflected the March 2005 acquisition of Newspring Industrial Corporation, as well as a 2-percent increase in the base business.
     Operating income was $52 million compared with $36 million in 2004. Excluding restructuring items in 2004, operating income in 2005 was $52 million compared with $41 million. The increase primarily reflected favorable spread (the difference between selling price and raw material costs) and volume, which more than offset higher manufacturing and logistics costs. On the same basis, operating margin was 11.2 percent compared with 10.1 percent.
     For the full year, sales of $1.77 billion rose 10 percent from $1.61 billion as volume grew 1 percent. Operating income was $186 million compared with $112 million. Excluding restructuring and other charges in both years, operating income was $191 million compared with $184 million. On the same basis, operating margin was 10.8 percent compared with 11.4 percent in 2004.

     Outlook

     The Company expects 2006 sales to grow approximately 6 percent to 8 percent. The Company has initiated a first quarter 2006 earnings per share outlook in a range of $0.19 to $0.23 and a full-year 2006 outlook for earnings per share in a range of $1.07 to $1.17. The full-year range includes non-cash pension income of $42 million pretax, $26 million after tax, or $0.18 per share.
     For the full year, SG&A expense is estimated to be approximately $300 million. The 2006 tax rate is expected to be 37 percent. Free cash flow for 2006 is anticipated to be in a range of $130 million to $150 million. Depreciation and amortization expense will be approximately $150 million, capital expenditures will be approximately $100 million, and the cash tax rate is estimated to be approximately 25 percent.

     Other

     This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the "Consolidated Statement of Income", as well as the attached "Regulation G GAAP Reconciliation" or in the attached "Operating Results by Segment". The "Operating Results by Segment" also details the impact on sales of acquisitions and foreign exchange.
     On October 12, 2005, Pactiv completed the sale of substantially all of its protective and flexible packaging businesses. The results of those businesses, as well as costs and estimated charges associated with that transaction, have been classified as discontinued operations. The results of the protective and flexible packaging businesses that are being retained have been included in the Foodservice/Food Packaging segment, and prior period results reflect this change. This press release discusses Pactiv's results and outlook on a continuing operations basis unless noted otherwise.

     Cautionary Statements

     This press release includes certain "forward-looking statements" such as those in the Outlook section. These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.
     More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 56 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

     Company Information

     Pactiv Corporation is a leading producer of specialty packaging products for the consumer and foodservice/food packaging markets. With sales of $2.8 billion, Pactiv has one of the broadest product lines in the specialty packaging industry, and derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. For more information about Pactiv, log on to the company's website at www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income

(In millions, except per-share data)

                            Three months ended   Twelve months ended
                                December 31,          December 31,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------


Sales                           $741       $663     $2,756     $2,544

Costs and expenses
Cost of sales (excluding
 depreciation and
 amortization)                   540        483      2,035      1,795
Depreciation and
 amortization                     38         34        146        139
Selling, general, and
 administrative                   73         56        259        229
Other (income) expense             4          1         10          5
                           ---------- ---------- ---------- ----------
Operating income before
 restructuring and other          86         89        306        376
Restructuring and other            -          6          6         79
                           ---------- ---------- ---------- ----------

Operating income                  86         83        300        297


Interest income                   (3)        (1)        (4)        (2)
Interest expense                  22         21         82         85
Income tax expense                24         22         81         78
Equity in earnings of
 unconsolidated subsidiaries       -         (1)        (2)        (2)
                           ---------- ---------- ---------- ----------

Income from continuing
 operations                       43         42        143        138
Income (loss) from
 discontinued operations,
 net of tax                       (8)         5        (89)        17
                           ---------- ---------- ---------- ----------
Net income                       $35        $47        $54       $155
                           ========== ========== ========== ==========

Average common shares
 outstanding (diluted)         144.2      150.9      148.8      153.8

Earnings (loss) per share
  Income from continuing
   operations before
   restructuring and other     $0.30      $0.30      $0.99      $1.22
  Restructuring and other          -      (0.02)     (0.03)     (0.32)
                           ---------- ---------- ---------- ----------
  Income from continuing
   operations                   0.30       0.28       0.96       0.90
  Income (loss) from
   discontinued operations     (0.05)      0.03      (0.60)      0.11
                           ---------- ---------- ---------- ----------
  Net                          $0.25      $0.31      $0.36      $1.01
                           ========== ========== ========== ==========


Gross margin (before
 deprec. & amort.)              27.1%      27.1%      26.2%      29.4%
Operating margin
  Excluding restructuring
   and other                    11.6%      13.4%      11.1%      14.8%
  Restructuring & other          0.0%      -0.9%      -0.2%      -3.1%
  Including restructuring
   and other                    11.6%      12.5%      10.9%      11.7%

Certain amounts in the prior year's financial statements have been reclassified to conform with the presentation used in 2005.



                          Pactiv Corporation
             Consolidated Statement of Financial Position

(In millions)
                                   December 31, 2005 December 31, 2004
                                   ----------------- -----------------

Assets
Current assets
   Cash and temporary cash
    investments                                $172              $222
   Accounts and notes receivable                319               278
   Inventories                                  289               311
   Other                                         40                42
   Assets of discontinued
    operations                                    -               735
                                   ----------------- -----------------
   Total current assets                         820             1,588
                                   ----------------- -----------------
Property, plant, and equipment,
 net                                          1,141             1,137
                                   ----------------- -----------------
Other assets
   Goodwill                                     527               466
   Intangible assets, net                       260               270
   Pension assets, net                            8               214
   Other                                         64                66
                                   ----------------- -----------------
   Total other assets                           859             1,016
                                   ----------------- -----------------


   Total assets                              $2,820            $3,741
                                   ================= =================

Liabilities and shareholders' equity
Current liabilities
   Short-term debt, including
    current maturities of
    long-term debt                               $3              $471
   Accounts payable                             179               181
   Other                                        254               235
   Liabilities related to assets
    of discontinued operations                   20               149
                                   ----------------- -----------------
   Total current liabilities                    456             1,036
                                   ----------------- -----------------
Long-term debt                                  869               869
Pension and postretirement
 benefits                                       525               473
Other liabilities                               141               271
Minority interest                                 9                 9
Shareholders' equity                            820             1,083
                                   ----------------- -----------------

   Total liabilities and
    shareholders' equity                     $2,820            $3,741
                                   ================= =================

Certain amounts in the prior year's financial statements have been reclassified to conform with the presentation used in 2005.



                          Pactiv Corporation
                 Consolidated Statement of Cash Flows

(In millions)

Twelve months ended December 31,         2005              2004
                                   ----------------- -----------------

Operating activities
Income from continuing operations              $143              $138
Adjustments to reconcile income
 from continuing operations
 to cash provided by
 continuing operations
   Depreciation and amortization                146               139
   Deferred income taxes                         20                37
   Restructuring and other                       (1)               32
   Noncash pension income                       (54)              (56)
   Working capital                               24                30
   Other                                         (8)                4
                                   ----------------- -----------------
Cash provided by operating
 activities - continuing
 operations                                     270               324
Cash provided (used) by operating
 activities - discontinued
 operations                                      (4)               42
                                   ----------------- -----------------
Cash provided by operating
 activities                                     266               366
                                   ----------------- -----------------

Investing activities
Expenditures for property, plant,
 and equipment - continuing
 operations                                    (121)              (78)
Net proceeds from sales of
 businesses and assets                          526                 -
Acquisitions of businesses and
 assets                                         (98)                -
Other continuing operations
 investing activities                            (2)                2
                                   ----------------- -----------------
Cash provided (used) by investing
 activities - continuing
 operations                                     305               (76)
Expenditures for property, plant,
 and equipment - discontinued
 operations                                     (22)              (22)
Other discontinued operations
 investing activities                             -                 7
                                   ----------------- -----------------
Cash provided (used) by investing
 activities                                     283               (91)
                                   ----------------- -----------------

Financing activities
Issuance of common stock                         28                33
Purchase of common stock                       (164)             (230)
Retirement of long-term debt                   (468)                -
Other                                             9                 -
                                   ----------------- -----------------
Cash used by financing activities
 - continuing operations                       (595)             (197)
Cash used by financing activities
 - discontinued operations                        -                 -
                                   ----------------- -----------------
Cash used by financing activities              (595)             (197)
                                   ----------------- -----------------

Effect of foreign-currency
 exchange rate changes on cash and
 temporary cash investments                      (4)                4
                                   ----------------- -----------------
Increase (decrease) in cash and
 temporary cash investments                     (50)               82
Cash and temporary cash
 investments, January 1                         222               140
                                   ----------------- -----------------
Cash and temporary cash
 investments, December 31                      $172              $222
                                   ================= =================

Certain amounts in the prior year's financial statements have been reclassified to conform with the presentation used in 2005.



                          Pactiv Corporation
                     Operating Results by Segment

(In millions)
                                   Foodservice /            Continuing
                        Consumer  Food Packaging   Other    operations
                        --------- --------------- -------- -----------
Three months ended
 December 31, 2005
------------------
Sales                       $277            $464       $-        $741
Acquisitions (a)               -             (17)       -         (17)
                        --------- --------------- -------- -----------
Adjusted sales (c)           277             447        -         724
                        --------- --------------- -------- -----------

Operating income before
 restructuring & other       $37             $52      $(3)        $86
Restructuring & other          -               -        -           -
                        --------- --------------- -------- -----------
Operating income              37              52       (3)         86
                        --------- --------------- -------- -----------

Operating margin
  Excluding restructuring
   and other                13.4%           11.2%       NA       11.6%
  Restructuring & other      0.0%            0.0%       NA        0.0%
  Including restructuring
   and other                13.4%           11.2%       NA       11.6%

Three months ended
 December 31, 2004
------------------
Sales                       $259            $404       $-        $663
Foreign exchange (b)           -               -        -           -
                        --------- --------------- -------- -----------
Adjusted sales (c)           259             404        -         663
                        --------- --------------- -------- -----------

Operating income before
 restructuring & other       $46             $41       $2         $89
Restructuring & other          -               5        1           6
                        --------- --------------- -------- -----------
Operating income              46              36        1          83
                        --------- --------------- -------- -----------

Operating margin
  Excluding restructuring
   and other                17.8%           10.1%       NA       13.4%
  Restructuring & other      0.0%           -1.2%       NA       -0.9%
  Including restructuring
   and other                17.8%            8.9%       NA       12.5%

Twelve months ended
 December 31, 2005
-------------------
Sales                       $989          $1,767       $-      $2,756
Acquisitions (a)               -             (51)       -         (51)
                        --------- --------------- -------- -----------
Adjusted sales (c)           989           1,716        -       2,705
                        --------- --------------- -------- -----------

Operating income before
 restructuring & other      $113            $191       $2        $306
Restructuring & other          1               5        -           6
                        --------- --------------- -------- -----------
Operating income             112             186        2         300
                        --------- --------------- -------- -----------

Operating margin
  Excluding restructuring
   and other                11.4%           10.8%       NA       11.1%
  Restructuring & other     -0.1%           -0.3%       NA       -0.2%
  Including restructuring
   and other                11.3%           10.5%       NA       10.9%

Twelve months ended
 December 31, 2004
-------------------
Sales                       $934          $1,610       $-      $2,544
Foreign exchange (b)           -               5        -           5
                        --------- --------------- -------- -----------
Adjusted sales (c)           934           1,615        -       2,549
                        --------- --------------- -------- -----------

Operating income before
 restructuring & other      $179            $184      $13        $376
Restructuring & other          4              72        3          79
                        --------- --------------- -------- -----------
Operating income             175             112       10         297
                        --------- --------------- -------- -----------

Operating margin
  Excluding restructuring
   and other                19.2%           11.4%       NA       14.8%
  Restructuring & other     -0.5%           -4.4%       NA       -3.1%
  Including restructuring
   and other                18.7%            7.0%       NA       11.7%

(a)  Adjustment to current year sales for incremental sales from acquisitions.
(b)  Adjustment of prior year sales to current year foreign exchange rates.
(c)  Sales adjusted for acquisitions and foreign exchange.

Certain amounts in the prior year's financial statements have been reclassified to conform with the presentation used in 2005.



                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
       Income from Continuing Operations and Earnings per Share

 (In millions, except per-share amounts)

                            Three months ended   Twelve months ended
                                December 31,          December 31,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
 Income from continuing
  operations - US GAAP
  basis                          $43        $42       $143       $138

 Adjustments (net of tax)
  to exclude:
   Restructuring and other
    charges                        -          4          4         50
                           ---------- ---------- ---------- ----------

 Net income - US GAAP basis
  excluding restructuring
  and other charges (a)          $43        $46       $147       $188
                           ========== ========== ========== ==========


 Average common shares
  outstanding (diluted)        144.2      150.9      148.8      153.8

 Diluted earnings per share
 Income from continuing
  operations - US GAAP
  basis                        $0.30      $0.28      $0.96      $0.90

 Adjustments (net of tax)
  to exclude:
   Restructuring and other
    charges                        -       0.02       0.03       0.32
                           ---------- ---------- ---------- ----------

 Net - US GAAP basis
  excluding restructuring
  and other charges (a)        $0.30      $0.30      $0.99      $1.22
                           ========== ========== ========== ==========

 Percent change - 2005 vs.
  2004                           0.0%                -18.9%

(a) In accordance with generally accepted accounting principles (US GAAP), reported net income includes the after-tax impacts of restructuring and other charges. The company's management believes that by adjusting reported net income to exclude the effects of these items, the resulting earnings present an operationally- oriented depiction of the company's performance. The company's management uses earnings excluding the after-tax impacts of restructuring and other charges to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.


                   Regulation G GAAP Reconciliation
                            Free Cash Flow

                            Three months ended   Twelve months ended
                                December 31,          December 31,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
 Cash flow provided by
  operating activities -
  continuing operations (US
  GAAP basis)                    $81        $54       $270       $324
  Less:
    Capital expenditures -
     continuing operations       (24)       (23)      (121)       (78)
     (Increase) decrease in
     asset securitization
     program                       -          -         10          -
                           ---------- ---------- ---------- ----------

  Free cash flow -
   continuing operations (b)     $57        $31       $159       $246
                           ========== ========== ========== ==========

(b) Free cash flow is defined as cash flow provided by operating activities less amounts for capital expenditures and changes in the usage of the company's asset securitization program. These amounts have been calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, provides a useful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund required or early debt retirement and incremental investing and/or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, as it does not represent residual cash flows available for discretionary expenditures. Some of the company's expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Certain amounts in the prior year's financial statements have been reclassified to conform with the presentation used in 2005.



                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                           Outlook for 2006


                                           Twelve months ended
Free cash flow (in millions)                December 31, 2006
                                   -----------------------------------
                                          Low              High
Cash flow provided by operating
 activities - US GAAP basis                    $230              $250
  Less:
   Capital expenditures -
    continuing operations                      (100)             (100)
   (Increase) decrease in asset
    securitization program                        -                 -
                                   -----------------------------------

Free cash flow (a)                             $130              $150
                                   ===================================

(a) Free cash flow is defined as cash flow provided by operating activities less amounts for capital expenditures and changes in the usage of the company's asset securitization program. These amounts have been calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, provides a useful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund required or early debt retirement and incremental investing and/or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, as it does not represent residual cash flows available for discretionary expenditures. Some of the company's expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.


    CONTACT: Pactiv Corporation
             Christine Hanneman (Investor Relations), 847-482-2429 channeman@pactiv.com or
             Lisa Foss (Media Relations), 847-482-2704 lfoss@pactiv.com